QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

NEKTAR THERAPEUTICS
SUBSIDIARIES*

Name	Jurisdiction of Incorporation or Organization
Nektar Therapeutics AL, Corporation	Alabama
Nektar Therapeutics UK, Ltd.	United Kingdom
Inhale Therapeutic Systems Deutschland Gmbh	Germany
Inhale Therapeutic Systems, U.K. Limited	United Kingdom
Inhale 201 Industrial Road, L.P.	California
Shearwater Polymers, LLC	Alabama

*
Includes subsidiaries that do not fall under definition of "Significant Subsidiary" as defined under Rule 1-02(w) of Regulation S-X.

QuickLinks

NEKTAR THERAPEUTICS SUBSIDIARIES